Exhibit 2.1

Asset Purchase Agreement

BY AND AMONG

MDwerks, Inc.

AND

Automotive Transmission Engineering Corp.

Exhibits

Exhibit A	Assets and Purchase Price Allocation
Exhibit B	Bill of Sale

i

Asset Purchase Agreement

Dated as of May 31, 2023

This Asset Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”) by and between (i) MDwerks, Inc., a Delaware corporation (the “Buyer”) and (ii) Automotive Transmission Engineering Corp., a Colorado corporation (“Seller”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I. Definitions and Interpretation

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Knowledge of Seller” means the knowledge, after and assuming due inquiry, of the directors and officers of Seller.

(d)	“Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(e)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(f)	“Buyer Organizational Documents” means the Certificate of Incorporation, bylaws and other organizational documents of Buyer as Buyer is required to have under any applicable Law.

(g)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

1

(h)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(i)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(j)	“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, pledge, equitable interest, option, mortgage, right of first refusal, security interest or encumbrance or restriction of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(k)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(l)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(m)	“Seller Organizational Documents” means the Articles of Incorporation, Bylaws and other organizational documents of Seller as Seller is required to have under any applicable Law.

(n)	“Transaction Documents” means this Agreement, the Bill of Sale and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(o)	“Transactions” means the purchase and sale of the Assets and the other transactions as contemplated herein or in the other Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein; (iv) references herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

2

ARTICLE II. Purchase and Sale

Section 2.01 The Purchase and Sale.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Seller, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, all of the Assets. The “Assets” shall be comprised of the assets, property, equipment and other assets as set forth on Exhibit A and any and all rights of Seller in and to the Assets.

(b)	The Assets shall be sold and transferred to Buyer by means of a Bill of Sale, in the form as attached hereto as Exhibit B (the “Bill of Sale”).

(c)	The purchase price for the Assets shall be $88,000 (the “Purchase Price”). The Purchase Price shall be allocated amongst the various assets as set forth on Exhibit A.

Section 2.02 Closing And Payments.

(a)	The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date immediately following the execution of this Agreement, by electronic exchange of executed Transaction Documents and wire transfer of funds as set forth herein.

(b)	At the Closing, the Buyer shall deliver to the Seller:

(i)	the Purchase Price, via wire transfer pursuant to the wire transfer instructions provided from the Seller to the Buyer; and

(ii)	A copy of the Bill of Sale, duly executed by an officer of the Buyer.

(c)	At the Closing, the Seller shall deliver to the Buyer a copy of the Bill of Sale, duly executed by an officer of the Seller.

(d)	At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement or as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.03 Conveyance Taxes. The Seller will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions.

3

ARTICLE III. Representations and Warranties of the Seller

As an inducement to, and to obtain the reliance of the Buyer, the Seller represents and warrant to the Buyer, as of the Closing Date, as follows:

Section 3.01 Existence and Power. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Seller Organizational Documents. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 3.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Seller of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Seller Organizational Documents, contravene, conflict with, or violate, or give any Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Seller or any of the Assets could be subject.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.05 Approval of Agreement. The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the other Transaction Documents by Seller and has approved this Agreement and the transactions contemplated hereby.

Section 3.06 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Seller after reasonable investigation, threatened by or against Seller or affecting Seller or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.07 Compliance With Laws and Regulations. Seller has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.

Section 3.08 Regulatory Permits. Seller possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, and Seller has not received any notice of proceedings relating to the revocation or modification of any such permit.

4

Section 3.09 Title to and Ownership of Assets.

(a)	Seller is the record and beneficial owner of the Assets free and clear of all Liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Seller is not subject to, or a party to, any agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the use, sale or other disposition of the Assets by Seller or by the Buyer.

(b)	Upon delivery to the Buyer of the Bill of Sale, the Buyer will acquire lawful, valid and marketable title to the Assets free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

(c)	Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein.

Section 3.10 Assets.

(a)	The Seller is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other contract to which the Seller is a party or is otherwise bound relating to any of the Assets, nor to the Knowledge of Seller has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). The Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Seller or the Buyer, as successor to the Seller, in the Assets.

(b)	No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Seller of any of the Assets owned or purported to be owned by the Seller or (ii) to the effect that any Asset or the conduct of the business of the Seller, including the development, marketing, sale and support of the Assets, has infringed or does or will infringe or constitute a misappropriation of any intellectual property or other proprietary or personal right of any Person have been asserted or, to the Knowledge of Seller, threatened by any Person against the Seller, nor does there exist any valid basis for such a claim. There are no Actions, including interference, re-examination, reissue, opposition, nullity, or cancellation Actions pending that relate to any of the Assets and to the Knowledge of Seller no such Actions are threatened or contemplated by any Authority or any other Person. To the Knowledge of Seller, there is no unauthorized use, infringement, or misappropriation by any third party or employee of any Assets owned by the Seller.

(c)	The Seller has obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Assets owned by the Seller valid and enforceable (subject to the Enforceability Exceptions) written assignments of any such work, invention, improvement or other rights to the Seller and have delivered true and complete copies of such assignments to the Buyer. All amounts payable by the Seller to consultants and former consultants involved in the development of any Assets owned or purported to be owned by the Seller have been paid in full. The Seller has taken commercially reasonable measures to protect their ownership of, and rights in, all Assets owned by the Seller in accordance with customary industry practices.

5

(d)	The Seller has not (i) transferred ownership of, or granted any exclusive license with respect to, any Assets to any other Person or (ii) granted any customer the right to use any Asset or portion thereof on anything. No funding, facilities or personnel of any educational institution or Authority were used, directly or indirectly, to develop or create, in whole or in part, any Assets.

(e)	To the Knowledge of Seller, there is no governmental prohibition or restriction on the use of any Assets in any jurisdiction in which the Seller currently conducts or has conducted business or on the export or import of any of the Assets from or to any such jurisdiction.

(f)	The Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Assets.

Section 3.11 Condition and Sufficiency of Assets. The Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. None of the Assets are material to the business of the Seller.

Section 3.12 Restrictions on Business Activities. There is no written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement, or any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority, to which the Seller is a party or otherwise binding upon the Seller that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any ownership or operations of the Assets following the Closing.

Section 3.13 Approval of Agreement. Seller is the only selling party required to authorize the execution and delivery of this Agreement and Seller has approved this Agreement and the Transactions.

Section 3.14 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Seller in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

ARTICLE IV. Representations and Warranties of the Buyer

As an inducement to, and to obtain the reliance of the Seller, the Buyer represents and warrants to the Seller as of the Closing Date, as follows:

Section 4.01 Existence and Power. Buyer is a Corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Buyer has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

6

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Buyer Organizational Documents. Buyer has taken all actions required by Law, the Buyer Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Buyer in connection herewith constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Buyer Organizational Documents, contravene, conflict with, or violate, or give any Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Buyer or any of the Assets could be subject.

Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.05 Approval of Agreement. The Board of Directors of Buyer has authorized the execution and delivery of this Agreement and the other Transaction Documents by Buyer and has approved this Agreement and the Transactions.

Section 4.06 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Buyer in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

ARTICLE V. Indemnification

Section 5.01 Indemnification of Buyer. Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Buyer and its Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Seller contained herein or in any of the Transaction Documents; and (ii) the ownership, and operation of the Assets prior to the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period prior to the Closing Date.

7

Section 5.02 Indemnification of Seller. The Buyer hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Seller and its Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Buyer contained herein or in any of the Transaction Documents; and (ii) and the ownership, and operation of the Assets on or following the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period on or following the Closing Date.

Section 5.03 Indemnification Procedures. The Person making a claim under this is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article V is referred to as the “Indemnifying Party.”

Section 5.04 Procedure. The following shall apply with respect to all indemnification claims pursuant to this Article V:

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 5.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

8

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 5.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 5.05 Payments. Any indemnification required by this Article V for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

9

Section 5.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 5.07 Time Limit. The obligations of the Seller and the Buyer under Section 5.01 and Section 5.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article V which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and

(ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 5.08 Limitations. Notwithstanding anything to the contrary in this Article V, neither Party shall be obligated to indemnify any Persons for any Losses in excess of the total Purchase Price (the “Cap”). For the avoidance of doubt, Cap shall apply (i) as to all of the Buyer Indemnified Parties collectively, and the Seller shall not be subject to the Cap with respect to each individual Buyer Indemnified Party; and (ii) as to all of the Seller Indemnified Parties collectively, and the Buyer shall not be obligated to satisfy the Cap, with respect to each individual Seller Indemnified Party.

ARTICLE VI. MISCELLANEOUS

Section 6.01 Governing Law; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(b)	Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment or award or resolution in respect of this Agreement, shall be brought and determined exclusively in the courts of the State of Florida or the United States Federal Courts, in each case sitting in Clay County, Florida (the “Selected Courts”). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Selected Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Selected Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Selected Courts for any reason other than the failure to serve in accordance with the provisions of this Agreement; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the Selected Courts.

10

Section 6.02 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.02. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 6.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Buyer:

MDwerks, Inc.

Attn: Steven Laker

411 Walnut Street, Suite 20125

Green Cove Springs, FL 32043

Email: slaker@starfishhg.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600 West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

11

If to the Seller:

Automotive Transmission Engineering Corp.

Attn: Donald W. Ramer 6340 E 58th Avenue Unit K

Commerce City, Colorado 80022

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 6.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.05 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 6.06 Third Party Beneficiaries. This contract is strictly between the Buyer and the Seller and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 6.07 Expenses. Subject to Section 6.04, except as specifically set forth herein, whether or not the Closing occurs, each of the Buyer and the Seller will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 6.08 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.09 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years.

Section 6.10 Amendment; Waiver; Remedies.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

12

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 6.11 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 6.12 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 6.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 6.14 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 6.15 Further Assurances. Each Party shall execute and deliver such documents and take such actions as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 6.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement of the other Transaction Documents were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof or of the other Transaction Documents and to enforce specifically the terms and provisions hereof or of the other Transaction Documents, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

13

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

MDwerks, Inc.

By:	/s/ Steven Laker
Name:	Steven Laker
Title:	Chief Executive Officer

Automotive Transmission Engineering Corp.

By:	/s/ Donald W. Ramer
Name:	Donald W. Ramer
Title:	Chief Executive Officer

14

Bill of Sale - Exhibit

1 Assets

15D Sullivan Palatek Air Compressor
18K Rotary 4 Post Lift
CNC Tooling
TIG 200 Welder
MP210 Welder
10K Rotary Lift
50 Ton Press
True Track Trailer
Load Trail Car Hauler
6L80E/90 Transmission Hard Parts
IV30 Microdry Microwave
IV12 Microdry Microwave
100KW Microwave Reactor
Affinity Chiller
Atlas 2 Post Lift
Snap on Tools
Office/CNC computers